Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, May 2, 2019

Codorus Valley Bancorp, Inc.

Announces Federal Reserve Approval of

Share Repurchase Plan

YORK, Pa. – Codorus Valley Bancorp, Inc. (“Codorus Valley” or the “Corporation”) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced that it had received approval in the form of a no objection letter from the Federal Reserve Bank of Philadelphia to repurchase shares of its common stock in an aggregate amount of up to $5 million. The approval relates to a share repurchase program originally approved by the Corporation’s Board of Directors in February, 2018.

The Corporation may repurchase the shares from time to time through open market purchases, in privately negotiated transactions or through a 10b5-1 trading plan.

The time, price and volume of repurchases will be based on market conditions and relevant securities laws. The share repurchase plan does not obligate the Corporation to purchase shares, and the plan may be modified or terminated at any time in the Corporation’s discretion.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differmaterially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2018 Form 10-K and 2019 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasuer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com